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                                                                      EXHIBIT 12

               Computation of Ratio of Earnings to Fixed Charges
                   For the Three Months Ended March 31, 1999
                          Lockheed Martin Corporation
                          (In millions, except ratio)

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Earnings
Earnings from continuing operations before income taxes                $424
Interest expense                                                        192
Amortization of debt premium and discount, net                           (1)
Portion of rents representative of an interest factor                    16
Losses and undistributed earnings of 50% and less than 50%               (1)
     owned companies, net                                              ----


Adjusted earnings from continuing operations before income taxes       $630
                                                                       ====

Fixed Charges
Interest expense                                                       $192
Amortization of debt premium and discount, net                           (1)
Portion of rents representative of an interest factor                    16
Capitalized interest                                                      3
                                                                       ----

Total fixed charges                                                    $210
                                                                       ====

Ratio of Earnings to Fixed Charges                                     3.0X
                                                                       ====
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